[MCDERMOTT WILL & EMERY LLP LETTERHEAD]
Exhibit 8.3
August 10, 2005
Chevron Corporation
6001 Bollinger Canyon Road
San Ramon, CA 94583-2324
Ladies and Gentlemen:
     We are acting as special tax counsel to Chevron Corporation, a Delaware corporation (“Parent”), in connection with the transaction (the “Merger”) contemplated by the Agreement and Plan of Merger dated as of April 4, 2005, as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of July 19, 2005 (together, the “Agreement”), among Parent, Unocal Corporation, a Delaware corporation (“Company”), and Blue Merger Sub Inc., a Delaware corporation and directly-owned subsidiary of Parent. We are rendering herein the opinion required by Section 8.2(b) of the Agreement concerning certain United States federal income tax consequences of the Merger. Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.
     In rendering our opinion, we have examined the Agreement, the Form S-4, including the Company Proxy Statement, the officer’s certificates of Parent and Company, both dated August 10, 2005, which have been delivered to us for purposes of this opinion (the “Officer’s Certificates”), and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed with your consent that (i) the Merger will be consummated in accordance with the provisions of the Agreement and in the manner contemplated in the Form S-4, and none of the terms or conditions contained therein have been or will be modified or waived in any respect relevant to this opinion, (ii) the statements concerning the Merger set forth in the Form S-4 and the other documents referred to herein are and, as of the Effective Time, will be, true, accurate, and complete, (iii) the representations and other statements set forth in each of the Officer’s Certificates are and, as of the Effective Time, will be, true, accurate, and complete, (iv) any representation or other statement in the Officer’s Certificates or the other documents referred to herein made “to the best knowledge of” or similarly qualified is and, at the Effective Time, will be, in each case, true, accurate, and complete without such qualification, (v) no actions have been, or will be, taken that are inconsistent with any representation or other statement contained in the Officer’s Certificates, and (vi) the Merger will qualify as a statutory merger under the DGCL. Other than obtaining the representations set forth in the Officer’s Certificates, we have not independently verified any factual matters in connection with, or apart from, our preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth herein that might have been disclosed by independent verification. In the course of preparing our opinion, nothing has come

Chevron Corporation
August 10, 2005

     to our attention that would lead us to believe that any fact, representation or other information on which we have relied in rendering our opinion is incorrect.
     Based on the foregoing, and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, it is our opinion that the Merger will qualify for federal income tax purposes as a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended.
     This opinion expresses our views only as to U.S. federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that this opinion, if contested, would be sustained by a court. Furthermore, the authorities on which we rely are subject to change, either prospectively or retroactively, and any such change, or any variation or difference in the facts from those on which we rely and assume as correct, as set forth above, might affect the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any changes or new developments in U.S. federal income tax laws or the application or interpretation thereof.
     This opinion is being provided to you solely in connection with the Merger and may not be relied on by any other person or for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 1 to the Form S-4, and to the references therein to us. In giving this consent, we do not concede that we are experts within the meaning of the Securities Act of 1933, as amended, or the rules and regulations thereunder, or that this consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours, /S/ MCDERMOTT WILL & EMERY LLP McDermott Will & Emery LLP